EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on form S-8 of Cenovus Energy Inc. (the Registrant) of our report dated February 14, 2024 relating to the financial statements and effectiveness of internal control over financial reporting of the Registrant, which appears in the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form, which appears in the Registrant’s Annual Report on Form 40-F, which is incorporated by reference in this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

Canada

December 20, 2024